Exhibit 99.1

NEWS RELEASE

Date:	November 13, 2008
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Beacon Street Group
817-310-0051

XETA Technologies Announces Preliminary 2008 Fourth Quarter and Fiscal Year End Results

•                 Q408 Revenue: $22 million to $23 million (increase of 15% to 18% year over year)

•                 FY08 Revenue: $84 million to $85 million (increase of 19% to 21% year over year)

•                 Q408 EPS: $0.06 to $0.07, within the range of previous guidance

•                 FY08 EPS: $0.19 to $0.20

XETA Technologies (NASDAQ:XETA), a national provider of communications solutions for the enterprise marketplace, announced preliminary results for the fourth quarter and fiscal year ended October 31, 2008.

XETA estimates total revenue for the fourth quarter of 2008 was between $22 million and $23 million, an increase of 15% to 18% when compared to the fourth quarter of 2007.  The Company estimates that earnings per share for the fourth quarter of fiscal 2008 were $0.06 to $0.07 per diluted share, which was within the range of prior guidance.

For the fiscal year ended October 31, 2008, the Company estimates total revenue was between $84 million to $85 million, an increase of 19% to 21% over the prior year.  Earnings per diluted share for the 2008 fiscal year are estimated to be in the range of $0.19 to $0.20.

The company added that all fourth quarter and fiscal year projected financial results are preliminary and subject to customary annual closing and audit procedures, including the review of goodwill and other intangibles for possible impairment.

“We delivered strong top-line performance during the fourth quarter, in what continues to be a challenging market.  In addition to the completion of the major project with Miami-Dade County Public Schools System (“M-DCPS”), we saw strength in our lodging business and continued improvement in our time and materials service business,” commented Greg Forrest, CEO of XETA Technologies.  “The flat year-over-year earnings comparison reflects continued investment in long-term growth opportunities.  These investments are allowing us to take market share, which has clearly been demonstrated in our fourth quarter revenue results and a 9% increase in fourth quarter equipment bookings compared to a year ago.”

XETA plans to announce final results for the fourth quarter and fiscal year end on Wednesday, December 3, 2008 after the close of the market.  Following the December 3rd earnings release, the Company will host a conference call and webcast at 4:00 p.m. Central Time. Interested parties may access the conference call via telephone by dialing 877-407-8033. The call is being webcast and can be accessed at XETA’s website www.xeta.com under the investor relations portion of the website. A replay of the webcast will be archived on the Company’s website for 60 days.

About XETA Technologies

XETA is a leading provider of communication technologies with a comprehensive array of products and services available from industry leaders. The Company has earned and continues to maintain the industry’s most prestigious certifications as an Avaya Platinum Business Partner, Nortel Elite Advantage Partner, and Mitel premiumPARTNER. Being able to provide solutions and service for these leading vendors is a unique value proposition for Fortune 1000 customers with multiple locations and complex networks. With a 25 year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA (NASDAQ: XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning estimates of revenues and earnings for the 4th quarter and fiscal year ended October 31, 2008.   These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the U.S. economic crisis and its impact on capital spending trends in the Company’s markets; the Company’s ability to maintain and improve upon current gross profit margins; the success of the Mitel product and services offering; the Company’s ability to acquire and retain the technical competencies needed to implement new advanced communications technologies; intense competition and industry consolidation; dependence upon a single customer for the recent growth in the Company’s Managed Services offering; and the availability and retention of revenue professionals and certified technicians. Additional factors that could affect actual results are described in Item 1.A entitled “Risk Factors” contained in Part I of the Company’s Form 10-K for its fiscal year ended October 31, 2007 and in its quarterly reports on Form 10-Q filed during fiscal 2008.